AMENDMENT

PLAN OF DISTRIBUTION

PURSUANT TO RULE 12b-1

TIMOTHY PLAN CLASS A SHARES

WHEREAS, The Timothy Plan, an unincorporated business trust organized and existing under the laws of the state of Delaware (the “Trust”), engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the“1940 Act”); and

WHEREAS, the Trust is authorized to issue an unlimited number of shares of beneficial interest (the “Shares”), in separate series representing the interests in separate funds of securities and other assets (the “Portfolios”); and

WHEREAS, the Trust desires to offer a new Series called the Growth & Income Fund (the “Series”) as indicated by a unanimous vote by the Trust’s Board of Trustees on the 24th day of May, 2013; and all pursuant to the requirements of the 1940 Act; and

WHEREAS, the Trust is further authorized to divide each Series into various Classes of Shares, each representing an undivided proportionate interest in such Series and differing in sales charges and ongoing fees and expenses; and

WHEREAS, the Series shall be offered in Class A Shares; and

WHEREAS, the Trustees of the Trust as a whole, and the Trustees who are not interested persons of the Trust, as defined in the 1940 Act, and who have no direct or indirect financial interest in the operation of this Plan of Distribution Pursuant to Rule 12b-1 (the “Plan”) or in any agreement relating hereto (the “Non-Interested Trustees”), having determined, in the exercise of their reasonable business judgment and in light of their fiduciary duties under state law and under Section 36(a) and (b) of the 1940 Act, that there is a reasonable likelihood that the Plan will benefit the Trust and its shareholders, have approved the Plan by votes cast at a meeting called for the purpose of voting hereon and on any agreements related hereto; and

NOW, THEREFORE, the Trust hereby Amends the Plan in accordance with Rule 12b-1 under the 1940 Act to incorporate Class A Class Shares of the Series defined herein. All other terms and conditions of the Plan of Distribution shall remain in effect and unchanged.

IN WITNESS THEREOF, the Trustees of the Trust, including a majority of the Non-Interested Trustees, have approved this Plan at a meeting held on May 24,2013.

THE TIMOTHY PLAN

By:

Its	President